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                                                                    EXHIBIT 10.1



                                BTI MEDICAL INC.
                        2900 BRISTOL STREET, SUITE C-104
                              COSTA MESA, CA. 92626
                                 March 25, 1998
Legacy Software Inc.
5340 Alla Road
Los Angeles, Ca. 90066

     Re: Letter of Intent for Merger of Legacy Software, Inc. with BTI Medical, Inc.

Officers and Directors:

This letter will confirm the various discussions that we have had regarding the acquisition of BTI Medical, Inc., a Nevada corporation ("BTI"), by Legacy Software, Inc., a Delaware corporation ("LGCY"), by means of share exchange merger of BTI into LGCY. Subject to the preparation, execution and performance of a definitive written merger agreement (the "Agreement") containing such terms, conditions, covenants, representations and warranties as BTI or LGCY may in good faith require, the parties agree to the following general terms:

1. MERGER. On or before April 30, 1998 (the "Closing Date"), BTI will merge into LGCY with LGCY being the surviving entity of the merger (the "Merger"). LGCY and BTI reserve the right to extend the Closing Date, based on mutual agreement, to allow completion of activities required by established good business practices. LGCY,as the surviving entity, will change its name to Legacy Interactive Technologies, Inc.("LIT") or another name agreed to by the parties.

2. MERGER CONSIDERATION. As consideration for the Merger, the shareholders of BTI will receive in the aggregate that number of shares of common stock of LIT, as set forth in Addendum 1(a), for all of the outstanding shares of BTI stock owned by the BTI Shareholders. BTI agrees to purchase 260,000 shares of LGCY for $130,000.00, within 5 days of the execution of the agreement to merge, subject to the completion of the debt conversion outlined in paragraph 3.

3. DEBT CONVERSION. In advance of the Closing Date, LGCY will arrange for the certain outstanding loans to be converted to equity through subscription to a Preferred Stock to be issued by LGCY. The terms of said Preferred Stock to be mutually agreed upon by LGCY and BTI (the "Preferred Stock A "). The Preferred Stock A shall be Senior cumulative convertible shares. as described in Addendum"1b".


4. COSTS AND EXPENSES. All costs and expenses incurred by BTI in connection with the Merger and the Preferred Stock financing, including, investor relations expenses attorneys' fees as well as, all costs and expenses incurred by LGCY in connection with the Preferred Stock financing and debt conversion shall be paid by LIT after the consummation of the Merger. If the Merger is not consummated, each party will bear its own costs and expenses and any/the Bridge Loans will be repaid in accordance with its/their terms or as otherwise agreed to by BTI and LGCY.

5. REGISTRATION. As soon as practicable after the closing date, LIT will file a registration with the US Securities and Exchange Commission for the resale of the shares received by the BTI Shareholders. This registration may also cover other shares of LIT as determined by the board of directors. The parties agree to work together to structure, as shall be mutually agreed, these share issuances so as to comply with accounting and securities requirements.


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6.       BOARD OF DIRECTORS.
(a) The LIT board of directors will consist of seven members, three appointed by BTI, three appointed by LGCY and Ariella Lehrer. (b) After the first anniversary of the Closing Date, all directors whose terms are expiring will be elected at the annual meeting of the stockholders.

 7. REPRESENTATIONS AND WARRANTIES. LGCY will make those representations and warranties that are usual and customary in such a transaction, including, without limitation, the following:

         (a) the clear and unencumbered title of LGCY to all of its assets;

         (b) the right and power of LGCY to assign all of its agreements and contracts as part of the merger; and

(c) other representations and warranties essential to the transaction as shall be required by BTI acting reasonably. Such representations and warranties shall not extend beyond the closing of the Merger Agreement

BTI and its principal shareholders will make those representations and warranties that are usual and customary in such a transaction, including, without limitation, a statement that all of its assets are unencumbered and completely and correctly described. The Corporate Plan dated January 31,1998,
 .and incorporated as a section of the definitive Merger Agreement, details the general business activities of BTI and there are no undisclosed capital transactions.

Legacy and BTI notes that these representations and warranties are not intended to be exhaustive of all conditions to be included in the final Agreement.

8. INDEMNIFICATION. The Agreement will contain indemnities given by both parties customary for transaction of this nature for failure to perform covenants and for representations and warranties that prove incorrect.

9. EMPLOYMENT AGREEMENTS AND NON-COMPETITION PROVISIONS. As a condition to the Merger, certain principal shareholders of BTI and LGCY will enter into employment or consulting agreements with LIT, which agreements will include "covenants not to compete" prohibiting such shareholders from engaging in any type of business or enterprise competitive with the business of LIT, upon such terms as shall be agreed to by LIT and such shareholders.

10. ACCESS TO RECORDS. Each party:

         (a) will grant, and will cause any subsidiaries and affiliates to grant, the other party and its representatives access to its and their premises and books and records and

         (b) will furnish to the other party and its representatives such financial, operating and other information with respect to its business and properties as the other party shall from time to time reasonably request. In connection with its examination of the other party, a party and its representatives may communicate with any person having business dealings with the other party. All of such access, investigation and communication by a party and its representatives will be conducted in a manner designed not to interfere unduly with the normal business of the other party.

11. EXCLUSIVITY. In consideration for the expenditures of time, effort and expense to be undertaken by LGCY and BTI in connection with the preparation and execution of the Agreement, LGCY and BTI agree that, between the date of the execution of this letter and the execution of a Merger Agreement, LGCY will not solicit, entertain or enter into any agreement or understanding with respect to the acquisition (by purchase, merger or otherwise) of any or all of the capital stock of LGCY or the sale of any material portion of the assets of LGCY. LGCY or any of the principal shareholders will promptly notify BTI if they receive an unsolicited offer for such a transaction, or obtain information that such an offer is likely to be made, which notice will include the identity of the prospective offeror and the price and terms of the proposed offer. These exclusivity provisions will expire if BTI fails to deposit $130,000.00 in escrow or complete the acquisition of 260,000 LGCY shares as detailed in paragraph 2 on or before March 31, 1998


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12. PUBLIC STATEMENTS. Each party agrees that it will not release or issue any statements or releases pertaining to this letter of intent and the implementation hereof without the prior consent of the other parties hereto except to professional advisors under a duty of confidentiality and as required in disclosure by public companies.

13. CONFIDENTIALITY. BTI and LGCY agree that any non-public information or material which is obtained in due diligence review will be used solely for the purposes of evaluation in connection with the transactions contemplated by this letter and that such information will not be disclosed and used other than in furtherance of such purpose.

14. TERM OF LETTER OF INTENT. This letter shall terminate only upon the earliest to occur of :

         (a) the execution and delivery by the parties of the Agreement;

         (b) the notification by any party to the other parties hereto of the election to terminate this letter of intent if the Agreement has not been entered into by the parties on or before April 30, 1998; or

         (c) the notification by any party to the other parties hereto of the election to terminate this letter of intent for material departure by the other party from the provisions set forth in this letter; provided., however, the confidentiality obligation of a party under paragraphs 10 and 14 shall survive any such termination as to confidential information disclosed to such party so long as the disclosing party treats such information as confidential.

15 NON-BINDING AGREEMENT. Except as provided in Paragraphs 12, 13, 14, and 15 hereof, which are intended to represent binding agreements of the parties hereto, this letter is intended to be, and shall be construed only as, a letter of intent summarizing and evidencing the discussions between LGCY and BTI and the principal shareholders to the date hereof. Except as otherwise provided in the preceding sentence, the respective rights and obligations of LGCY and BTI remain to be defined in the Agreement, into which this letter and our prior discussions shall merge.

If the foregoing correctly expresses our understanding, please indicate your agreement by signing and dating the enclosed copy of this letter in the space indicated below and returning it to the address indicated above. It is agreed that we are executing this letter in advance of the completion of certain addendums, and that this agreement shall be subject to the written mutual acceptance of each and every above mentioned addendum. Upon receipt of a signed copy of this letter, I will instruct our attorneys to prepare a draft of the Agreement and related documentation for review by you and your counsel. This Agreement has been bound by Legacy's receipt of $30,000.00 prior to execution of this agreement..

Yours very truly,

BTI MEDICAL INC.                       THE UNDERSIGNED AGREES TO THE FOREGOING
                                       LEGACY SOFTWARE, INC.

BY: /S/ Edward C. Andercheck           BY: /s/ Ariella J. Lehrer



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                               BTI Medical, Inc.
                                 Addendum 1(a)


                                          Average      Current
                           Shares         Price        Market         CASH                 LIT Shares       Percent
                          ---------------------------------------------------------        ----------------------------
 LGCY                     2,655,003       $ 0.70    $ 1,858,502                              2,655,003          58.0%



BTI purchase of
LGCY stock                  260,000       $ 0.50                     $ 130,000          ***

LGCY exchange for
BTI Shares                3,340,000       $ 0.40    $ 1,336,000                              1,922,588
                                                                                       ----------------
BTI Ownership                                                                                1,922,588          42.0%

Total Shares                                                                                 4,577,591         100.0%

*** BTI shares of LGCY placed in Treasury after the merger.